Exhibit 15.1

Our refVSL/773369-000002/22210785v1

17 Education & Technology Group Inc.
16/F, Block B, Wangjing Greenland Center
Chaoyang District, Beijing 100102
People’s Republic of China

27 April 2022

Dear Sirs

17 Education & Technology Group Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to 17 Education & Technology Group Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” and “Item 16G. Corporate Governance” in the Annual Report and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-255632) of 17 Education & Technology Group Inc.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP